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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant /x/                             / /     Confidential, for Use of the
Filed by a party other than the registrant / /                  Commission Only (as permitted
Check the appropriate box:                                      by Rule 14a-6(e)(2)

/ /     Preliminary proxy statement
/ /     Definitive proxy statement
/x/     Definitive additional materials
/ /     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             CALIFORNIA JOCKEY CLUB
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/ /     $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.
/x/     $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).
/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transaction applies:

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(2)     Aggregate number of securities to which transaction applies:

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(3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: 1/

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(4)     Proposed maximum aggregate value of transaction:

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(5)     Total fee paid:

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/x/     Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid:

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(2)     Form, schedule or registration statement no.:

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(3)     Filing party:

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(4)     Date filed:

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1.      Set forth the amount on which the filing fee is calculated and state how it was determined.

August 22, 1996


Dear Fellow California Jockey Club Stockholder:

In previous correspondence, WE HAVE DETAILED FOR YOU THE CALIFORNIA JOCKEY CLUB NOMINEES' PLANS TO INCREASE STOCKHOLDER VALUE, PROVIDE THE OPPORTUNITY FOR ADDITIONAL EARNINGS AND INCREASED DIVIDENDS, AND GENERATE FUNDS TO SUPPLY BAY MEADOWS' STABLE NEEDS, THEREBY SUPPORTING THE CONTINUANCE OF RACING AT BAY MEADOWS.

THE DISSIDENTS say they don't like our plan. As explained below, we believe they are misguided. What we find particularly frustrating, however, is that they HAVE NOT PROPOSED A PLAN of their own. No strategy, not even ideas on what needs to be done to increase stockholder value and preserve live racing at Bay Meadows. All they have said is that their "nominees are committed to reviewing the issues thoroughly."

It is difficult for us to believe that they expect you to elect their nominees to the Board, thus taking control of California Jockey, without a plan in place and with a slate of nominees that, to our knowledge, has only one member with any substantial commercial real estate experience -- and his track record includes partnerships and companies that have defaulted on millions of dollars of loans and at least three developments that went into foreclosure.

IF YOU STILL HAVE ANY DOUBT THAT CALIFORNIA JOCKEY'S NOMINEES SHOULD BE RE-ELECTED, WE BELIEVE A BRIEF REVIEW OF OUR PLAN WILL MAKE THE CHOICE CLEAR. THE PLAN INCLUDES:

        THE SALE, IN TWO TRANSACTIONS, OF 73 OF THE 178 ACRES OF LAND CJC OWNS AT BAY MEADOWS FOR $52 MILLION. THIS IS ROUGHLY $9 PER SHARE.

In their latest letter, the dissidents say this is "less than the land's fair value" and cite an MAI appraisal indicating a value of approximately $600,000 per acre. Do the math yourself: $52 million divided by 73 acres is approximately $712,000 per acre. This is $100,000 more per acre than the appraised value they cite.

     AN AGREEMENT FOR HUDSON BAY PARTNERS TO INVEST $300 MILLION IN CASH INTO TWO NEW LIMITED PARTNERSHIPS, INTO WHICH CJC/BMOC WOULD CONTRIBUTE ALL OF THEIR ASSETS, IN EXCHANGE FOR INTEREST IN THOSE PARTNERSHIPS WHICH WILL BE CONVERTIBLE INTO 72% OF THE COMMON STOCK OF CJC/BMOC AT AN EFFECTIVE PRICE OF $20 PER COMMON SHARE.

The dissidents claim that "if consummated, the transaction will foreclose . . . shareholders from ever obtaining a true premium for surrendering control of
(the) company." The fact is, the price at which Hudson Bay would be acquiring the stock is a premium of 26% above the average closing price of the stock over the 12 months ended August 16, 1996 (the last trading day before the Hudson Bay transaction was announced). MOST IMPORTANT, THE TRANSACTION IS SUBJECT TO

STOCKHOLDER APPROVAL. The dissidents note that "Cal Jockey has agreed to pay Hudson Bay a breakup fee of $2.9 million," but they don't tell you that if the stockholders don't approve the transaction, no breakup fee whatsoever will be owed.

The dissidents claim that "Management has no plan to deal with the critical need for stabling horses . . ." Apparently they haven't been reading our letters. As we have stated previously, the CJC Board is looking at a number of alternatives to meet the track's stabling needs. These include building barns on leased land adjacent to Bay Meadows; building barns on remaining Bay Meadows property; and leasing stables and facilities at the Alameda County Fairgrounds in Pleasanton (Alameda County Fair has indicated in writing its interest in such an arrangement). As we pointed out in previous correspondence, off-track stabling is a viable alternative. It is being done successfully elsewhere.

WE ARE CONFIDENT THAT AFTER REVIEWING THE FACTS, YOU WILL CONCLUDE THAT THE CHOICE IS AN EASY ONE. UNLIKE THE DISSIDENTS, WE HAVE A PLAN IN PLACE TO PROVIDE FOR THE CONTINUATION OF LIVE RACING AT BAY MEADOWS, ENHANCE STOCKHOLDER VALUE AND PROVIDE FOR INCREASED EARNINGS AND DIVIDENDS. PLEASE RETURN THE YELLOW
PROXY CARD AND SUPPORT THE CALIFORNIA JOCKEY CLUB NOMINEES.

Before closing, I would like to thank the company's stockholders for their continued confidence in the CJC Board. Your expressions of support over the past several weeks have been particularly appreciated. We look forward to continuing to serve your interests.

Sincerely,



Kjell Qvale
Chairman of the Board

                                   IMPORTANT

                       ONLY YOUR LATEST DATED CARD COUNTS

                    PLEASE MARK, SIGN, DATE, AND RETURN THE
                  YELLOW PROXY CARD IN THE ENVELOPE PROVIDED.

If your shares are held in an account at a brokerage firm, only that brokerage firm can vote your shares, and only upon receipt of your specific instructions. Accordingly, please contact your account representative to have your shares voted on the YELLOW proxy card and mail in the return envelope provided.

           IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL:
                             D.F. KING & CO., INC.
                                 1-800-848-3094